July 1, 2005

Via Facsimile and U.S. Mail
Mail Stop 6010



Kevin P. Tully, C.G.A.
Treasurer and Controller
Insmed Incorporated
4851 Lake Brook Drive
Glen Allen, Virginia  23060

Re:	Insmed Incorporated
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 16, 2005
	File Number 000-30739

Dear Mr. Tully:

	We have completed our review of your Form 10-K and have no further comments at this time.

      Sincerely,



      Jim Atkinson
      Accounting Branch Chief



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Y. Joseph Mo
NexMed, INC.
June 22, 2005
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